                                    EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        UNITED COMMUNITY FINANCIAL CORP.
                                       AND
              THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

                                       AND

                          POTTERS FINANCIAL CORPORATION
                                       AND
                                  POTTERS BANK

                          DATED AS OF SEPTEMBER 5, 2001

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

ARTICLE I        DEFINITIONS...........................................................1

ARTICLE II       THE MERGER............................................................6

    2.1          The Corporate Merger and Subsequent Events............................6
    2.2          Effective Time; Closing...............................................7
    2.3          Treatment of Capital Stock............................................7
    2.4          Shareholder Rights; Stock Transfers...................................7
    2.5          Options and Restricted Stock..........................................8
    2.6          Exchange Procedures...................................................8
    2.7          Dissenting Shares.....................................................9
    2.8          Additional Actions...................................................10

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SELLER.............................10

   3.1           Capital Structure....................................................10
   3.2           Organization, Standing and Authority of Seller.......................11
   3.3           Ownership of Seller Subsidiaries.....................................11
   3.4           Organization, Standing and Authority of Seller Subsidiaries..........11
   3.5           Authorized and Effective Agreement...................................12
   3.6           Securities Documents and Regulatory Reports..........................13
   3.7           Financial Statements.................................................13
   3.8           Material Adverse Change..............................................14
   3.9           Environmental Matters................................................14
   3.10          Tax Matters..........................................................15
   3.11          Legal Proceedings....................................................16
   3.12          Compliance with Laws.................................................16
   3.13          Certain Information..................................................16
   3.14          Employee Benefit Plans...............................................17
   3.15          Certain Contracts....................................................18
   3.16          Brokers and Finders..................................................19
   3.17          Insurance ...........................................................19
   3.18          Properties ..........................................................19
   3.19          Labor ...............................................................19
   3.20          Allowance for Loan Losses............................................20
   3.21          Material Interests of Certain Persons................................20
   3.22          Fairness Opinion.....................................................20
   3.23          Loan Portfolio.......................................................20
   3.24          Investment Portfolio.................................................21
   3.25          Interest Rate Risk Management Instruments............................21
   3.26          Interim Events.......................................................21
   3.27          Derivatives .........................................................21

   3.28          Deposit Accounts.....................................................21
   3.29          Disclosures .........................................................21
   3.30          Stock Ownership......................................................22

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER..............................22

   4.1           Organization, Standing and Authority of Buyer........................22
   4.2           Ownership of Buyer Subsidiaries......................................22
   4.3           Organization, Standing and Authority of Buyer Subsidiaries...........22
   4.4           Authorized and Effective Agreement...................................23
   4.5           Securities Documents and Regulatory Reports..........................24
   4.6           Financial Statements.................................................24
   4.7           Material Adverse Change..............................................25
   4.8           Legal Proceedings....................................................25
   4.9           Certain Information..................................................25
   4.10          Financial Resources..................................................25
   4.11          Disclosures..........................................................25
   4.12          Stock Ownership......................................................26

ARTICLE V        COVENANTS............................................................26

   5.1           Reasonable Best Efforts..............................................26
   5.2           Shareholder Meeting..................................................26
   5.3           Regulatory Matters...................................................26
   5.4           Investigation and Confidentiality....................................27
   5.5           Press Releases.......................................................28
   5.6           Business of the Parties..............................................28
   5.7           Certain Actions......................................................32
   5.8           Current Information..................................................32
   5.9           Indemnification; Insurance...........................................33
   5.10          Transaction Expenses of Seller.......................................33
   5.11          Employees and Employee Benefit Plans.................................34
   5.12          Liquidation..........................................................36
   5.13          Bank Merger..........................................................37
   5.14          Organization of Merger Sub...........................................37
   5.15          Conforming Entries...................................................37
   5.16          Integration of Policies..............................................38
   5.17          Disclosure Supplements...............................................38
   5.18          Voting Agreement.....................................................38
   5.19          Liquidation Account..................................................38
   5.20          Failure to Fulfill Conditions........................................38

ARTICLE VI       CONDITIONS PRECEDENT.................................................39

   6.1           Conditions Precedent - Buyer and Seller..............................39
   6.2           Conditions Precedent - Seller........................................39
   6.3           Conditions Precedent - Buyer.........................................40


ARTICLE VII      TERMINATION, WAIVER AND AMENDMENT....................................41

   7.1           Termination..........................................................41
   7.2           Effect of Termination................................................42
   7.3           Survival of Representations, Warranties and Covenants................44
   7.4           Waiver...............................................................44
   7.5           Amendment or Supplement..............................................44

ARTICLE VII      MISCELLANEOUS........................................................44

   8.1           Entire Agreement.....................................................44
   8.2           No Assignment........................................................45
   8.3           Notices..............................................................45
   8.4           Alternative Structure................................................46
   8.5           Interpretation.......................................................46
   8.6           Counterparts.........................................................46
   8.7           Severability.........................................................46
   8.8           Standard of Materiality..............................................46
   8.9           Governing Law........................................................47

EXHIBITS

Exhibit A        Plan of Corporate Merger: Between Seller and Merger Sub
Exhibit B        Plan of Liquidation
Exhibit 2.5(a)   Option Cancellation Agreement
Exhibit 2.5(b)   Restricted Stock Cancellation Agreement
Exhibit 5.19     Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

         WHEREAS, the Boards of Directors of Buyer and Buyer Bank and Seller and Seller Bank (all terms as defined in Article I hereof) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein; and

         WHEREAS, Merger Sub will be organized as soon as practicable after the execution of this Agreement and shall thereafter become a party hereto;

         NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

         "Agreement" shall mean this Agreement and Plan of Merger, dated as of September 5, 2001, between Buyer, Buyer Bank, Seller and Seller Bank.

         "Bank Merger" shall mean the contemplated merger of Seller Bank into Buyer Bank, with Buyer Bank surviving.

         "Buyer" shall mean United Community Financial Corp., an Ohio corporation.

         "Buyer Bank" shall mean The Home Savings and Loan Company of Youngstown, Ohio, an Ohio-chartered stock savings and loan association and wholly owned subsidiary of Buyer.

         "Buyer Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2000 and 1999 and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer for each of the two years ended December 31, 2000 and 1999, as filed by Buyer in its Securities Documents, and (ii) the consolidated balance sheets (including related notes and schedules, if any) of Buyer and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer included in Securities Documents filed by Buyer with respect to the periods ended subsequent to December 31, 2000.

         "Buyer Subsidiary" shall mean any corporation, savings institution, partnership, joint venture or other organization that is a Subsidiary of Buyer and, unless otherwise noted herein, shall include Buyer Bank.

         "Certificate" shall mean any certificate that, prior to the Effective Time, represented shares of Seller Common Stock.

         "Certificate of Merger" shall mean the certificate of merger to be filed with the Ohio Secretary of State with respect to the Corporate Merger.

         "Closing" shall mean the closing of the Corporate Merger at a time and place mutually determined by Buyer and Seller following the satisfaction or waiver of all conditions to the Corporate Merger.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Corporate Merger" shall mean the merger of Merger Sub into Seller, with Seller surviving.

         "CRA" shall mean the Community Reinvestment Act.

         "Dissenting Shares" shall mean any shares of Seller Common Stock whose holder seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL.

         "Division" shall mean the Division of Financial Institutions of the Department of Commerce of the State of Ohio.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the time of the filing of the Certificate of Merger, or such later time as may be specified in the Certificate of Merger.

         "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901, ET SEQ; the Clean Air Act, as amended, 42 U.S.C. sec. 7401, ET SEQ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. sec. 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 1101, ET SEQ; the Safe Drinking Water Act, 42

U.S.C. sec. 300f, ET SEQ; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean an exchange agent designated by Buyer, who shall be reasonably acceptable to Seller.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FHLB" shall mean the Federal Home Loan Bank of Cincinnati.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "HOLA" shall mean the Home Owners' Loan Act, as amended.

         "Include" shall mean "include without limitation."

         "Insider Loans" shall mean loans from Seller or any Seller Subsidiary to any executive officer or director of Seller, any Seller Subsidiary or any associate or related interest of any such person.

         "IRS" shall mean the Internal Revenue Service or any successor thereto.

         "Liquidation" shall mean the liquidation of Seller into Buyer Bank pursuant to the Plan of Liquidation.

         "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations or business of that Party and its Subsidiaries taken as whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party or Parties in contemplation of the transactions contemplated hereby, or (e) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" shall mean the Corporate Merger, the Liquidation and the Bank Merger.

         "Merger Sub" shall mean an Ohio corporation to be organized as a subsidiary of Buyer Bank.

         "Merger Sub Common Stock" shall mean the common stock of Merger Sub.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "OTS" shall mean the Office of Thrift Supervision.

         "OGCL" shall mean the State of Ohio General Corporation Law, as amended.

         "Optionee" shall mean a person who holds a Seller Option.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Parties" shall mean Buyer, Seller, Buyer Bank, Seller Bank, and Merger Sub.

         "Per Share Merger Consideration" shall mean $22.00 in cash without interest for each share of Seller Common Stock.

         "Plan of Corporate Merger" shall mean the form of Plan of Merger by and between Seller and Merger Sub attached as Exhibit A to this Agreement.

         "Plan of Liquidation" shall mean the Plan of Liquidation, attached as Exhibit B, whereby, following the completion of the Plan of Corporate Merger, Seller shall be liquidated into Buyer Bank.

         "Previously Disclosed" shall mean disclosed in a disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

         "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; and the rules and regulations of the SEC promulgated thereunder.

         "Seller" shall mean Potters Financial Corporation, an Ohio corporation.

         "Seller Bank" shall mean Potters Bank, an Ohio-chartered state savings bank and wholly owned subsidiary of Seller.

         "Seller Common Stock" shall mean the common stock of Seller, no par value.

         "Seller Defined Benefit Plan" shall mean any Seller Employee Plan constituting an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

         "Seller Employee Plans" shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller, or any Seller Subsidiary, whether written or oral.

         "Seller ESOP" shall mean the employee stock ownership plan of Seller, as in effect as of the date hereof.

         "Seller Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2000 and 1999 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller for each of the three years ended December 31, 2000, 1999 and 1998 as filed by Seller in its Securities Documents, and (ii) the consolidated statements of financial condition of Seller (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller included in the Securities Documents filed by Seller with respect to the periods ended subsequent to December 31, 2000.

         "Seller 401(k) Plan" shall mean the defined contribution plan of Seller.

         "Seller Options" shall mean options to purchase shares of Seller Common Stock issued pursuant to Seller's Stock Option Plans.

         "Seller RRP Stock" shall mean Seller Common Stock awarded pursuant to Seller's Recognition and Retention Plan.

         "Seller Subsidiary" shall mean any corporation, savings institution, partnership, joint venture or other organization that is a Subsidiary of Seller and, unless otherwise noted herein, shall include Seller Bank.

         "Seller's Recognition and Retention Plan" shall mean Seller Bank's Recognition and Retention Plan and Trust Agreement.

         "Seller's Stock Option Plans" shall mean Seller's 1994 Stock Option Plan and Seller's 1998 Stock Option and Incentive Plan.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall mean Seller after the Corporate Merger.

         "Surviving Corporation Common Stock" shall mean the shares of common stock of the Surviving Corporation.

         "Takeover Proposal" shall have the meaning set forth in Section 7.2 hereof.

         "Termination Event" shall have the meaning set forth in Section 7.2 hereof.


                                   ARTICLE II
                                   THE MERGER

2.1      THE CORPORATE MERGER AND SUBSEQUENT EVENTS

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged into Seller in accordance with the provisions of Section 1701.78 of the OGCL and the Plan of Corporate Merger, attached hereto as Exhibit A, and the separate corporate existence of Merger Sub shall cease. Seller shall be the Surviving Corporation of the Corporate Merger, and shall continue its corporate existence under the laws of the State of Ohio. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Seller immediately prior to the Effective Time. Immediately following the Corporate Merger, Buyer shall cause the Liquidation and the Bank Merger to be completed.

         (b) The Articles of Incorporation and Code of Regulations of Seller as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

         (c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.


2.2      EFFECTIVE TIME; CLOSING

         The Corporate Merger shall become effective at the Effective Time. The Certificate of Merger shall be filed on the date of the Closing or on such date following the Closing as is mutually agreed upon by the Parties.

2.3      TREATMENT OF CAPITAL STOCK

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of any shareholder:

         (a) each outstanding share of Merger Sub Common Stock shall automatically convert into a share of Surviving Corporation Common Stock;

         (b) each share of Buyer's common stock shall continue unchanged as the same share of Buyer's common stock; and

         (c) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, as a result of the Corporate Merger and without any action of any kind by any person or entity, be cancelled and extinguished in consideration and exchange for the right to receive from Buyer the Per Share Merger Consideration; provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares) or Buyer or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be cancelled and extinguished without consideration or conversion, including all unawarded shares of Seller Common Stock held under Seller's Recognition and Retention Plan.

2.4      SHAREHOLDER RIGHTS; STOCK TRANSFERS

         At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive the Per Share Merger Consideration for each share of Seller Common Stock held. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock and if Certificates are presented for transfer after the Effective Time, they shall be delivered to Buyer, Buyer Bank or the Exchange Agent for cancellation against delivery of the Per Share Merger Consideration. No interest shall be paid on the Per Share Merger Consideration.

2.5      OPTIONS AND RESTRICTED STOCK

         At the Effective Time, each of the Seller Options shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment from Seller equal to the difference between (a) the product of (i) the difference between the Per Share Merger Consideration and the exercise price per share of such Seller Option, multiplied by (ii) the number of shares of Seller Common Stock subject to the Seller Option, less (b) applicable federal and state tax withholding obligations of the Optionee ("Cash-out"). Such Cash-out shall be paid as of the Effective Time by Seller to the Optionee following receipt by Seller of a cancellation agreement ("Option Cancellation Agreement"), acceptable to Buyer in form, delivered by the Optionee to Seller. At the Effective Time, each awarded but unearned share of Seller RRP Stock under Seller's Recognition and Retention Plan shall be cancelled and extinguished in consideration and exchange for (a) the right to receive a cash payment from Seller equal to the Per Share Merger Consideration, multiplied by the number of awarded but unearned shares of Seller RRP Stock, plus (b) any accrued, but undistributed dividend income associated with such RRP Stock, less (c) applicable federal and state tax withholding obligations of each participant under the Seller's Recognition and Retention Plan ("RRP Cash-out"). Such RRP Cash-out shall be paid as of the Effective Time by Seller to the participant following receipt by Seller of a cancellation agreement ("Restricted Stock Cancellation Agreement"), acceptable to Buyer in form, delivered by the participant to Seller.

2.6      EXCHANGE PROCEDURES

         (a) No later than five business days following the Effective Time, Buyer or Buyer Bank shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging Certificates for the Per Share Merger Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

         (b) At the Effective Time, Buyer Bank shall make available to the Exchange Agent an amount of cash sufficient to make payment of the Per Share Merger Consideration for each outstanding share of Seller Common Stock.

         (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to receive from Buyer, Buyer Bank or the Exchange Agent the Per Share Merger Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as otherwise herein provided, evidence ownership of only the right to receive the Per Share Merger Consideration for each share represented by such Certificate.

         (d) The Exchange Agent shall not be obligated to deliver the Per Share Merger Consideration until the holder surrenders a Certificate as provided in this Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) Any portion of the cash delivered to the Exchange Agent by Buyer Bank pursuant to Section 2.6(b) that remains unclaimed by the shareholders of Seller for one year after the Closing Date shall be delivered by the Exchange Agent to Buyer Bank. Any shareholders of Seller that have not theretofore complied with Section 2.6(c) shall thereafter look only to Buyer Bank for the Per Share Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer Bank (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Common Stock represented by any Certificate, Buyer Bank and the Exchange Agent shall be entitled to deposit any Per Share Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (f) Buyer Bank shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer Bank, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

2.7      DISSENTING SHARES

         (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL.

         (b) Seller shall give Buyer or Buyer Bank (i) prompt notice of any written objections to the Corporate Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the OGCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer or Buyer Bank, settle or offer to settle any such demands.

2.8      ADDITIONAL ACTIONS

         If, at any time after the Effective Time, Buyer or Buyer Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Bank their respective right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Bank acquired or to be acquired by Buyer or Buyer Bank as a result of, or in connection with, the Corporate Merger, or (ii) otherwise carry out the purposes of this Agreement, Seller or Seller Bank and their respective proper officers and directors shall be deemed to have granted to Buyer or Buyer Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Buyer or Buyer Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer and Buyer Bank are fully authorized in the name of Seller or Seller Bank or otherwise to take any and all such action.




                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

         Seller, and Seller Bank where appropriate, represent and warrant to Buyer that the following statements are true and accurate in all material respects, except as Previously Disclosed:

3.1      CAPITAL STRUCTURE

         The authorized capital stock of Seller consists of 2,000,000 shares of Seller Common Stock. There are no other shares of stock of Seller authorized. As of the date hereof, 1,116,528 shares of Seller Common Stock were issued, including 118,439 shares held in the treasury of the Seller; 998,089 shares of Seller Common Stock were issued and outstanding, including 30 unawarded shares of Seller Common Stock held in Seller's Recognition and Retention Plan and 7,238 awarded and unearned shares of Seller RRP Stock; and 105,182 shares of Seller Common Stock were reserved for issuance upon exercise of Seller Options. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for (i) Seller Options to acquire not more than 105,182 shares of Seller Common Stock as of the date hereof, a schedule of which has been Previously Disclosed, and (ii) 7,238 awarded and unearned shares of Seller RRP Stock as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Seller as of the date hereof.

3.2      ORGANIZATION, STANDING AND AUTHORITY OF SELLER

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a savings and loan holding company under the HOLA and subject to regulation and supervision by the OTS and the Division. Seller has heretofore delivered or made available to Buyer true and complete copies of the Articles of Incorporation and Code of Regulations of Seller as in effect as of the date hereof.

3.3      OWNERSHIP OF SELLER SUBSIDIARIES

         Seller has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Seller Subsidiary, and Seller Bank is its only Significant Subsidiary. Except for (x) capital stock of Seller Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Seller Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by Seller, free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Seller Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4      ORGANIZATION, STANDING AND AUTHORITY OF SELLER SUBSIDIARIES

         (a) Seller Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Seller Bank are insured by the SAIF to the maximum extent permitted by the FDIA and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has heretofore delivered or made available to Buyer true and complete copies of the Articles of Incorporation, as amended and restated, and Constitution of Seller Bank as in effect as of the date hereof.

         (b) Each of the other Seller Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each such Seller Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except to the extent that failure to be licensed or qualified would not have a Material Adverse Effect.

3.5      AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Seller has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Seller's shareholders of this Agreement) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Boards of Directors of Seller and Seller Bank and duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller and Seller Bank, except for the approval of this Agreement by Seller's shareholders and Seller as the sole shareholder of Seller Bank. This Agreement has been duly and validly executed and delivered by Seller and Seller Bank and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, constitutes a legal, valid and binding obligation of Seller and Seller Bank, enforceable against Seller and Seller Bank in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. sec. 1818(b) or by the appointment of a conservator by the FDIC.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Code of Regulations of Seller or the equivalent documents of any Seller Subsidiary, (ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary.

         (c) To the best knowledge of Seller, except for (i) the filing of applications and notices with and the approvals of the OTS, the Division and the FDIC, (ii) the filing and clearance of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 hereof with the SEC, (iii) the adoption of this Agreement and the approval of the Corporate Merger and Bank Merger by the requisite vote of the shareholders of Seller and Seller Bank, respectively, (iv) the filing of the Certificate of Merger with the Secretary of State of Ohio in connection with the Corporate Merger, (v) the filing of a certificate of dissolution with the Secretary of State of Ohio in connection with the Liquidation; (vi) the filing of a certificate of merger with the Division and the Secretary of State of Ohio in connection with the Bank Merger, and (vii) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller of this Agreement, or (y) the completion of the Merger.

         (d) Except as Previously Disclosed, as of the date hereof, neither Seller nor Seller Bank is aware of any reasons relating to Seller or Seller Bank (including CRA and Truth in Lending compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Corporate Merger as shall be necessary for the completion of the Corporate Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could materially impair the value of Seller or Seller Bank to Buyer.

3.6      SECURITIES DOCUMENTS AND REGULATORY REPORTS

         (a) Since January 1, 1998, Seller has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since January 1, 1998, each of Seller and Seller Bank has duly filed with the OTS, the Division, the FDIC and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Seller and Seller Bank by the OTS, the FDIC and the Division, neither Seller nor Seller Bank was required to correct or change any action, procedure or proceeding which Seller or Seller Bank believes has not been corrected or changed as required.

3.7      FINANCIAL STATEMENTS

         (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, which are accompanied by the audit reports of Crowe, Chizek and Company LLP, independent certified public accountants with respect to Seller. The

Seller Financial Statements, as well as the Seller Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the consolidated income, changes in shareholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Seller Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Seller have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Seller and the Seller Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries, in all cases only as required by GAAP.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities incurred since the date of such statements in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement, neither Seller nor any Seller Subsidiary has any liabilities, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or its Subsidiaries giving rise to any such liability), in any case, only if required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Seller.

3.8      MATERIAL ADVERSE CHANGE

         Since December 31, 2000 or as Previously Disclosed, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no events have occurred or circumstances arisen that, in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Seller.

3.9      ENVIRONMENTAL MATTERS

         (a) Seller and its Subsidiaries are in compliance with all Environmental Laws. Neither Seller nor any Seller Subsidiary has received any communication alleging that Seller or any Seller Subsidiary is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) None of the properties owned, leased or operated by Seller or a Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

         (c) Except as Previously Disclosed, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any

Environmental Claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or a Seller Subsidiary or against any person or entity whose liability for any Environmental Claim Seller or a Seller Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (d) Except in the ordinary course of its loan underwriting activities, and except as Previously Disclosed, Seller has not conducted any environmental studies or real estate tests during the past five years with respect to any properties owned by it or by a Seller Subsidiary as of the date hereof.

3.10     TAX MATTERS

         (a) Except as Previously Disclosed, Seller and its Subsidiaries have timely filed (or obtained valid and unexpired extensions to file) all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any Seller Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof, except as Previously Disclosed. The federal, state and local income tax returns of Seller and its Subsidiaries have been audited by the applicable tax authorities for all periods ended through December 31, 1996 (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Seller or any Subsidiary as a result of such audits or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to Seller or any Seller Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, Seller is under examination by the IRS for its 1999 consolidated federal income tax return. As of this date of this Agreement, no adjustments to Seller's taxable income have been proposed.

         (c) Neither Seller nor any Seller Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes other than the agreement between Seller and Seller Bank Previously Disclosed, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any Seller Subsidiary (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Seller, that are threatened (or unasserted but considered by Seller probable of assertion) against Seller or any of its Subsidiaries or against any asset, interest or right of Seller or any of its Subsidiaries, or, to the knowledge of Seller, against any officer, director or employee of any of them. Neither Seller nor any Seller Subsidiary is a party to any order, judgment or decree that would have a Material Adverse Effect.

3.12     COMPLIANCE WITH LAWS

         (a) Each of Seller and the Seller Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, except as Previously Disclosed, will not be adversely affected by virtue of the completion of the Merger; and, to the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

         (b) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is in violation of its respective Articles of Incorporation, Constitution, Code of Regulations or Bylaws; or is in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Seller nor any Seller Subsidiary has received any notice or communication from any Governmental Entity asserting that Seller or any Seller Subsidiary is in violation of any of the foregoing. Neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks or holding companies thereof issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

3.13     CERTAIN INFORMATION

         None of the information relating to Seller and its Subsidiaries supplied or to be supplied by them in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

3.14     EMPLOYEE BENEFIT PLANS

         (a) Seller has Previously Disclosed all Seller Employee Plans and has heretofore delivered or made available to Buyer accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent actuarial and financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

         (b) Neither Seller nor any Seller Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (c) A favorable determination letter has been issued by the IRS with respect to each Seller Employee Plan, including Seller ESOP, which is intended to qualify under Section 401 of the Code, to the effect that such Seller Employee Plan, including Seller ESOP, is qualified under Section 401 of the Code, and the trust associated with such Seller Employee Plan, including Seller ESOP, is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Seller's knowledge, is threatened to be revoked, and Seller does not know of any ground on which such revocation may be based. Neither Seller nor any Seller Subsidiary has any liability under any such Seller Employee Plan, including Seller ESOP, that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (d) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code or pursuant to a class or administrative exemption granted under those sections) has occurred with respect to any Seller Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

         (e) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA; except as disclosed in the Seller Financial Statements, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Seller Defined Benefit Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Seller Defined Benefit Plan.

         (f) The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans at the date hereof have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such date.

         (g) There are no pending or, to the best knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Seller Employee Plans or any trust related thereto or any fiduciary thereof.

         (h) Neither Seller nor any Seller Subsidiary has made any payments, or is or has been a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments, that (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) require Buyer or any Buyer Subsidiary to record any charge or expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis.

         (i) Except as Previously Disclosed, there are no Seller Options that are outstanding as of the date of executing this Agreement or the Effective Time.

3.15     CERTAIN CONTRACTS

         (a) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by Seller or a Seller Subsidiary (other than in the case of Seller Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or a Seller Subsidiary of any obligation, other than by Seller Bank in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Seller or a Seller Subsidiary, (iii) any agreement, arrangement or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or a Seller Subsidiary upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which Seller or a Seller Subsidiary is obligated to indemnify any director, officer, employee or agent of Seller or a Seller Subsidiary, other than as set forth in Seller Employee Plans and in the Articles of Incorporation, Code of Regulations, Bylaws or other governing documents of Seller and its Subsidiaries; (v) any agreement, arrangement or understanding to which Seller or a Seller Subsidiary is a party or by which any of the same is bound which limits the freedom of Seller or a Seller Subsidiary to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, the Division, or any other regulatory agency (other than those of general applicability to savings associations or holding companies thereof issued by Governmental Entities); or (vii) any agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-KSB under the Exchange Act and which has not been so filed.

         (b) Neither Seller nor any Seller Subsidiary is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16     BROKERS AND FINDERS

         Except for the agreement with Keefe, Bruyette & Woods, Inc. ("KBW"), neither Seller nor any Seller Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     INSURANCE

         Each of Seller and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.18     PROPERTIES

         Except as Previously Disclosed, all real and material personal property owned by Seller or its Subsidiaries or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller has good (and, as to real property, marketable) title, free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its real and personal properties, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are de minimis in character, amount or extent, as are set forth in title insurance policies or in attorney's opinions of title or as are of record and
(iv) as reflected in the Seller Financial Statements. All real and personal property which is material to Seller's business on a consolidated basis and leased or licensed by Seller or a Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and, except as Previously Disclosed, such leases will not terminate or lapse prior to the Effective Time. To the best knowledge of Seller, all improved real property owned by Seller or its Subsidiaries is in compliance with all applicable zoning laws.

3.19     LABOR

         No work stoppage involving Seller or a Seller Subsidiary is pending or, to the best knowledge of Seller, threatened. Neither Seller nor a Seller Subsidiary is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Seller or a Subsidiary. Employees of Seller and Seller Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the best of Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or any Seller Subsidiaries during the past five years.

3.20     ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on Seller's consolidated statement of financial condition included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, in the opinion of Seller's management, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

3.21     MATERIAL INTERESTS OF CERTAIN PERSONS

         (a) Except as Previously Disclosed, no officer or director of Seller, any Seller Subsidiary or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any Subsidiary of Seller.

         (b) Except as Previously Disclosed, there are no Insider Loans as of the date hereof.

3.22     FAIRNESS OPINION

         Seller has received an opinion of KBW to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by shareholders of Seller pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.23     LOAN PORTFOLIO

         (i) All loans and discounts shown on the Seller Financial Statements or which were entered into after the date of the most recent balance sheet included in the Seller Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Seller and its Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity, (ii) the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are valid, true and genuine and what they purport to be, and (iii) except as Previously Disclosed,

Seller and its Subsidiaries have complied and shall prior to the Effective Time comply with all laws and regulations relating to such loans.

3.24     INVESTMENT PORTFOLIO

         All investment securities held by Seller or the Seller Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, Statement of Financial Accounting Standards 115.

3.25     INTEREST RATE RISK MANAGEMENT INSTRUMENTS

         Seller does not have any interest rate swaps, caps, floors, option agreements (other than Seller Options) or other interest rate risk management arrangements or agreements.

3.26     INTERIM EVENTS

         Since December 31, 2000, except as Previously Disclosed, neither Seller nor its Subsidiaries have paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 5.6 hereof.

3.27    DERIVATIVES

         Except as Previously Disclosed, neither Seller nor Seller Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.28     DEPOSIT ACCOUNTS

         The deposit accounts of Seller Bank are insured by the FDIC to the maximum extent permitted by federal law, and Seller Bank has paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.29     DISCLOSURES

         None of the representations and warranties of Seller or any of the written information or documents furnished or to be furnished by Seller to Buyer in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

 3.30     STOCK OWNERSHIP

          Except as Previously Disclosed, neither Seller nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in sec. 1704.01(C)(1) of the Ohio Revised Code, are "beneficial owners," as the term "beneficial owners" is defined in sec. 1704.01(C)(4) of the Ohio Revised Code, of any of the outstanding shares of Buyer.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

         Buyer and Buyer Bank, where appropriate, represent and warrant to Seller that the following statements are true and accurate in all material respects, except as Previously Disclosed:

4.1      ORGANIZATION, STANDING AND AUTHORITY OF BUYER

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer is a savings and loan holding company under the HOLA and subject to the regulation and supervision of the OTS and the Division. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Code of Regulations of Buyer as in effect as of the date hereof.

4.2      OWNERSHIP OF BUYER SUBSIDIARIES

         Buyer has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Buyer Subsidiary and identified Buyer Bank as its only Significant Subsidiary. The outstanding shares of capital stock or other ownership interests of each Buyer Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Buyer free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Buyer Subsidiaries and there are no agreements, understandings or commitments relating to the right of Buyer to vote or to dispose of such capital stock or other ownership interests.

4.3      ORGANIZATION, STANDING AND AUTHORITY OF BUYER SUBSIDIARIES

         Each of the Buyer Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each of the Buyer Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer Bank is a state savings and loan association duly organized, validly existing and in good standing under the laws of the State of Ohio. The deposit accounts of Buyer Bank are insured by the FDIC to the maximum extent permitted by the FDIA and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Code of Regulations of Buyer Bank as in effect as of the date hereof.

4.4      AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Boards of Directors of Buyer and Buyer Bank and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer and Buyer Bank. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Bank and, assuming due authorization, execution and delivery by Seller and Seller Bank, constitutes a legal, valid and binding obligation of Buyer and Buyer Bank, enforceable against Buyer and Buyer Bank in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Code of Regulations of Buyer or the equivalent documents of any Buyer Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer or any Buyer Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary.

         (c) To the best knowledge of Buyer, except for (i) the filing of applications and notices with and the approvals of the OTS and the Division,
(ii) the filing of the Certificate of Merger with the Secretary of State of Ohio in connection with the Corporate Merger, (iii) the filing of a certificate of dissolution with the Secretary of State of Ohio in connection with the Liquidation, (iv) the filing of a certificate of merger with the Division and the Secretary of State of Ohio in connection with the Bank Merger, and (v) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer, Merger Sub or Buyer Bank in connection with (x) the execution and delivery by Buyer of this Agreement, and the completion of the transactions contemplated hereby, or (y) the Merger.

         (d) As of the date hereof, neither Buyer nor Buyer Bank is aware of any reasons relating to Buyer or Buyer Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for completion of the Merger and continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could impair the value of Seller or Seller Bank to Buyer.

4.5      SECURITIES DOCUMENTS AND REGULATORY REPORTS

         (a) Since February 1998, Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of Buyer and Buyer Bank has since January 1, 1998, duly filed with the OTS and the Division and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer and Buyer Bank by the OTS and the Division, neither Buyer nor Buyer Bank was required to correct or change any action, procedure or proceeding which Buyer or Buyer Bank believes has not been corrected or changed as required.

4.6      FINANCIAL STATEMENTS

         (a) Buyer has previously delivered or made available to Seller accurate and complete copies of the Buyer Financial Statements, which are accompanied by the audit reports of Deloitte & Touche, LLP, independent certified public accountants with respect to Buyer. The Buyer Financial Statements, as well as the Buyer Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present and will fairly present, as the case may be, the consolidated financial condition of Buyer as of the respective dates set forth therein, and the consolidated income, changes in equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Buyer Financial Statements referred to in Section 4.4(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Buyer have been conducted in accordance with generally accepted auditing standards. The books and records of Buyer and the Buyer Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and all such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Buyer and its Subsidiaries.

         (c) Except to the extent (i) reflected, disclosed or provided for in the Buyer Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transaction contemplated by this Agreement, neither Buyer nor any Buyer Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

4.7      MATERIAL ADVERSE CHANGE

         Since December 31, 2000, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.8      LEGAL PROCEEDINGS

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Buyer, that are unasserted or threatened (or unasserted but considered by Buyer probable of assertion) against Buyer or any of its Subsidiaries or against any asset, interest or right of Buyer or any of its Subsidiaries, or against any officer, director or employee of any of them. Neither Buyer nor any Buyer Subsidiary is a party to any order, judgment or decree that would have a Material Adverse Effect.

4.9      CERTAIN INFORMATION

         None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

4.10     FINANCIAL RESOURCES

         Buyer and Buyer Bank have the financial wherewithal and have, or will have prior to the Effective Time, sufficient internal funds to perform their respective obligations under this Agreement. Buyer and Buyer Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

4.11     DISCLOSURES

         None of the representations and warranties of Buyer or any of the written information or documents furnished or to be furnished by Buyer to Seller in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.12     STOCK OWNERSHIP

         Except as Previously Disclosed, neither Buyer nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in sec. 1704.01(C)(1) of the Ohio Revised Code, are "beneficial owners," as the term "beneficial owners" is defined in sec. 1704.01(C)(4) of the Ohio Revised Code, of any of the outstanding shares of Seller.



                                    ARTICLE V
                                    COVENANTS

5.1      REASONABLE BEST EFFORTS

         Subject to the terms and conditions of this Agreement, each of Seller and Seller Bank and Buyer and Buyer Bank (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Corporate Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2      SHAREHOLDER MEETING

         Seller shall take all action reasonably necessary to prepare and file the Proxy Statement on or before November 5, 2001 and to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. Subject to the receipt of an updated fairness opinion from KBW as of a date reasonably proximate to the date of the Proxy Statement to the effect that the Per Share Merger Consideration is fair to shareholders of Seller from a financial point of view as of such date, the Board of Directors of Seller will recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of Seller may elect not to make such recommendation, or to withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, determines that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      REGULATORY MATTERS

         (a) The Parties shall promptly cooperate with each other in the preparation and filing of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 of this Agreement. Both Buyer and Seller shall use their reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

         (b) The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file on or before November 5, 2001, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The Parties hereto agree that they will use their reasonable best efforts to cause the Closing Date to occur by December 31, 2001.

         (c) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors and officers, the shareholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

         (d) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4      INVESTIGATION AND CONFIDENTIALITY

         (a) Seller shall permit Buyer and its representatives reasonable access to its properties and personnel, and shall disclose and make available to Buyer, upon Buyer's reasonable request, all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Seller and Seller Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof), except the minutes related to the process leading to this Agreement or the transactions contemplated hereby, and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest; provided, however, that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller providing such access, not unduly interfere with normal operations, violate any law or constitute a waiver of the attorney-client privilege. Seller and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations. Representatives of Buyer or Buyer Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of Seller and Seller Bank after the date hereof, provided, that the Chairman of such meetings shall be entitled to exclude such representatives of Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until completion of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall not apply to (i) any information which (x) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.5      PRESS RELEASES

         Each of the Parties agrees it will not issue any press release related to this Agreement or the Merger without first consulting with the other as to the form and substance of public disclosures which may relate to the Merger; provided, however, that nothing contained herein shall prohibit any of the Parties, following notification to the other Parties, from making any disclosure which is required by law or regulation.

5.6      BUSINESS OF THE PARTIES

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller also will use all reasonable efforts to (x) preserve its business organization and that of Seller Bank intact, (y) keep available to itself and Buyer the present services of the employees of Seller and Seller Bank and (z) preserve for itself and Buyer the goodwill of the customers of Seller and Seller Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except as Previously Disclosed, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, or except as expressly contemplated in Section 5.15, or any other section of this Agreement, between the date hereof and the Effective Time, Seller shall not, and shall cause each Seller Subsidiary not to:

                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Seller Common Stock, except for regular quarterly cash dividends at a rate per share of Seller Common Stock not in excess of $0.12 per share to be paid in accordance with past practice; provided, however, that nothing contained herein shall be deemed to affect the ability of a Subsidiary to pay dividends on its capital stock to Seller;

                  (ii) issue any shares of its capital stock, other than upon exercise of Seller Options referred to in
                           Section 3.1 hereof; issue, grant, modify or authorize any Rights; purchase any shares of Seller Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (iii) amend its Articles of Incorporation, Code of Regulations, Bylaws or similar organizational documents, unless such amendment shall be necessary to complete the Merger; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, other than amounts which have been or will be accrued and are or will be in the ordinary course of business and in accordance with past practice, or enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement including, without limitation, existing employment agreements with Edward L. Baumgardner, Albert E. Sampson, Anne S. Myers, and Stephen A. Beadnell, or make any severance or termination payments to any employees or directors prior to the Effective Time;

                  (v) enter into or, except as may be required by law or as contemplated by Section 5.11 hereof, modify any Seller Employee Plan or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

                  (vi) originate or purchase any loan in excess of $300,000 with respect to loans secured by one- to four-family properties, in excess of $500,000 with respect to loans secured by commercial properties or other commercial loans, except for loans in process on the date hereof as Previously Disclosed;

                  (vii) purchase any group of loans in the secondary market in excess of $1 million;

                  (viii) enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Seller or a Seller Subsidiary or guarantee by Seller or any Seller Subsidiary of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or
                           (z) any contract, agreement or understanding with a labor union;

                  (ix) change its method of accounting in effect for the year ending December 31, 2001 (or thereafter), except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                  (x) make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate, other than
                           (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments that have been Previously Disclosed and are existing on the date hereof, and (d) expenditures necessary to maintain existing assets in good repair; or, except as Previously Disclosed, enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

                  (xi) file any applications or make any contract with respect to branching or site location or relocation;

                  (xii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity;

                  (xiii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xiv) change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (xv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xvi) take any action that would result in any of the representations and warranties of Seller contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.3 hereof not to be satisfied;

                  (xvii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement;

                  (xviii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

                  (xix)    agree to do any of the foregoing.


                           (b) Seller shall promptly notify Buyer in writing of
              the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

                           (c) Except with the prior written consent of Seller or as expressly contemplated hereby, between the date hereof and the Effective Time, Buyer shall not, and shall cause each Buyer Subsidiary not to:

                  (i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.2 hereof not to be satisfied;

                  (ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (iii)    agree to do any of the foregoing.

                  (d) In the event that Buyer has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, or has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition that would prevent the conditions to Seller's obligations under this Agreement, Buyer shall give prompt written notice thereof to Seller and use its best efforts to prevent or promptly remedy the same.

5.7      CERTAIN ACTIONS

         Seller shall not, and shall cause each Seller Subsidiary not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, Seller or a Subsidiary (other than with Buyer or an affiliate thereof); provided, however, nothing contained in this
Section 5.7 shall prohibit Seller from furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity which makes an unsolicited Takeover Proposal (hereinafter defined) if and to the extent that (a) the Board of Directors of Seller, after consultation with and based upon the written advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Seller under applicable law and (b) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, Seller provides immediate written notice to Buyer of such action.

5.8      CURRENT INFORMATION

         During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding Seller's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than two business days after filing, Seller will deliver to Buyer all reports filed by it under the Exchange Act subsequent to the date hereof. Seller also will deliver to Buyer each call report or similar report filed by it with the FDIC or the Division concurrently with the filing of such call report. Within 20 days after the end of each month, Seller will deliver to Buyer an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

5.9      INDEMNIFICATION; INSURANCE

         (a) For a period of four years after the Effective Time, the Buyer shall indemnify each person who served as a director or officer of Seller or its Subsidiaries at or before the Effective Time (the "Indemnified Parties") to the fullest extent permitted under the respective Articles of Incorporation, Code of Regulations, Constitution or Bylaws of Buyer or its Subsidiaries and Seller or its Subsidiaries and under applicable provisions of Ohio law from and against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director or officer of Seller or its Subsidiaries. Without limiting the foregoing, all limitations on liability existing in favor of the Indemnified Parties in the Articles of Incorporation, Constitution, Code of Regulations or Bylaws of Seller or any Seller Subsidiary as of the date hereof, to the extent permissible under applicable law as of the date hereof, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect.

         (b) In the event that Buyer or any of its respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         (c) Buyer shall add a rider, to be effective at the Effective Time, to its existing directors' and officers' liability insurance policy, or obtain "tail coverage" under the existing directors' and officers' liability insurance policy maintained by Seller at the Effective Time, covering the acts and omissions of the officers and directors of Seller and Seller Bank occurring prior to the Effective Time, and shall continue such coverage for a period of three years after the Effective Time.

5.10     TRANSACTION EXPENSES OF SELLER

         (a) For planning purposes, Seller (as Previously Disclosed) has provided Buyer with its estimated transaction-related expenses reasonably anticipated to be payable by Seller in connection with the Agreement based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Seller shall promptly notify Buyer if it determines that it will expect to exceed those estimates.

         (b) Promptly after the execution of this Agreement, Seller shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. Seller shall accrue and/or pay all of such amounts as soon as possible.

         (c) Seller shall request its professionals to render monthly invoices within 30 days after the end of each month. Seller shall advise Buyer monthly of all out-of-pocket expenses that Seller has incurred in connection with the Agreement.

         (d) Seller, in reasonable consultation with Buyer, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

5.11     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         (a) Employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in Buyer's employee stock ownership plan as of the first entry date following the Effective Time, or such earlier date required by Section 410(b)(6)(C) of the Code and applicable regulations ("Entry Date"), with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting on and after the Entry Date. Employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in Buyer's benefit plans, other than Buyer's employee stock ownership plan, on the earliest date permitted by such plan, with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting. Buyer shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under any Seller Employee
Plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.

         (b) Buyer shall honor all obligations under the agreements of Seller Bank with its executive officers, as Previously Disclosed, in effect as of the date hereof, true and complete copies of which Seller has heretofore delivered to Buyer, and shall make the payments required thereunder. Buyer agrees to cause Buyer Bank to offer employment to Edward L. Baumgardner, Anne S. Myers, Stephen
A. Beadnell and Patrice Burkle as officers of Buyer Bank and to enter into an employment agreement with Mssrs. Baumgardner and Beadnell and Ms. Myers. If any such individual executes an employment agreement with Buyer Bank, payments to be made under any agreement with such individual shall be in lieu of amounts otherwise payable under his or her agreement with Seller Bank.

         (c) In the sole discretion of Buyer or a Buyer Subsidiary, as applicable, payments made by it in full and complete satisfaction of obligations of Seller or Seller Bank under any Seller Employee Plan or under Section 5.11(c) shall be subject to the recipient's delivery to Buyer or a Buyer Subsidiary, as applicable, of (i) a written acknowledgment acceptable to Buyer or Buyer Subsidiary which is signed by such recipient that the payment or payments and benefits to be made to him or her is in full and complete satisfaction of all liabilities and obligations thereunder of Seller, Seller Bank, Buyer or any Buyer Subsidiary, and each of their respective affiliates, directors, officers, employees and agents, and (ii) a release by such recipient of all such parties from further liability in connection with the particular Seller Employee Plan or this Agreement, as applicable.

         (d) All employees of Seller Bank as of the date of this Agreement who are actively employed at the Effective Time shall, upon satisfactory review of employment files and subject to Buyer Bank employee standards of performance, continue as employees of Buyer Bank at the Effective Time and, with respect to employees who are not currently covered by a written employment or severance agreement with Seller Bank, shall be employed as at will employees at the same base compensation they are receiving from Seller Bank. Each Seller Bank employee immediately before the Effective Time who is not currently covered by a written employment or severance agreement with Seller Bank and who Buyer Bank does not employ after the Effective Time or whose employment is involuntarily terminated by Buyer Bank without cause within one year after the Effective Time shall receive an employment severance payment equal to the product of two weeks of the employee's then current salary multiplied by the number of total complete years of service by that employee as a Seller Bank employee; provided, however, that the maximum severance payment shall equal twenty-six weeks' salary and Seller employees with less than one year of completed service as of the Effective Time shall not be eligible to receive any such severance benefits.

         (e) Seller and Seller Bank shall take all steps necessary to terminate Seller's 401(k) Plan at the Effective Time (or, if the multiple employer plan through which it is maintained does not permit termination, to take all steps to ensure that no additional contributions are required or permitted after the Effective Time and that no additional benefits accrue after the Effective Time). Seller and Seller Bank shall take all steps necessary to terminate Seller's ESOP Plan at the Effective Time.

         (f) No additional contribution shall be made to the Seller 401(k) Plan by Seller or Seller Bank except as necessary to satisfy any matching contribution required under the terms of the Seller 401(k) Plan and a three percent contribution for which Seller has been accruing prior to the Effective Date of this Agreement; provided, however, that all such contributions shall be deductible by Seller and Seller Bank under Section 404 of the Code and the allocations of such contributions shall otherwise be in compliance with Section 415 of the Code. All amounts accrued shall be contributed to the Seller 401(k) Plan by Seller or Seller Bank at the Effective Time for allocation in accordance with the terms of the Seller 401(k) Plan and past practice.

         (g) Prior to the Effective Time, Seller shall continue to accrue compensation expense with respect to the Seller ESOP in accordance with past practice and in the ordinary course of business, provided that such accruals for the 2001 plan year (or partial plan year) and thereafter shall not exceed six percent of each participant's base salary for such plan year (or partial plan year). At the Effective Time, any amounts so accrued shall be contributed to the Seller ESOP, and such amounts shall be allocated in accordance with past practice.

         (h) All Seller Common Stock held by the trustee of the Seller ESOP at the Effective Time shall be exchanged by the Seller ESOP trustee for the Per Share Merger Consideration. The assets in the suspense account of the Seller ESOP shall be allocated as promptly as possible by the

Seller ESOP trustee to Seller ESOP participants in accordance with the allocation provisions of the Seller ESOP and applicable law. It is the intent of the parties that the Seller ESOP be terminated concurrently with the Effective Time and that the distributions be made as soon thereafter as possible, provided that no distribution shall be made until a final determination letter is received from the IRS.

         (i) After the Effective Time, and while the determination letter application described in Section 5.11(h) is pending, the current administrator of the Seller ESOP, or another administrator selected by Buyer (subject to consultation with Seller ESOP's then current trustee), shall continue to administer the Seller ESOP subsequent to the Effective Time, and the current Trustee of the Seller ESOP, or such other trustee(s) selected by Buyer (subject to consultation with Seller ESOP's then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time. The Parties agree that the Seller ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Seller ESOP upon its termination under Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Promptly following the receipt of the Final Determination Letter, distributions of the account balances under the Seller ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, Buyer and Seller prior to the Effective Time, and Buyer after the Effective Time, shall use their best efforts to obtain the favorable Final Determination Letter. In the event that Buyer and Seller, prior to the Effective Time, and Buyer after the Effective Time, reasonably determine that the Seller ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be applied, allocated or distributed without causing the Seller ESOP to lose its tax qualified status, Seller prior to the Effective Time and Buyer after the Effective Time shall take such action as they may reasonably determine is necessary to preserve the tax status of the ESOP and its trust, the tax characterization of distributions to ESOP Participants and the liquidation of the ESOP's trust. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the Seller ESOP determined as of the termination date.

         (j) As soon as practicable after the date of this Agreement, Seller will terminate the Seller Recognition and Retention Plan as of the Effective Time contingent on completion of the transaction contemplated in this Agreement, and as of the Effective Time all awarded but unearned shares of Seller RRP Stock under Seller's Recognition and Retention Plan shall be cancelled and extinguished in consideration and exchange for the right to receive the RRP Cash-out as set forth at Section 2.5 of the Agreement.

         (k) Between the date of this Agreement and the Effective Time, Seller and Seller Bank shall continue to accrue compensation expense in accordance with the accrual schedule set forth at Schedule 5.11(k) as of the date of this Agreement for all employee cash incentive plans. At the Effective Time, Seller Bank shall pay such accrued amounts to its employees in accordance with such schedule.

5.12     LIQUIDATION

         Immediately following the Effective Time, Buyer Bank and Seller shall adopt the Plan of Liquidation, and shall take all necessary and appropriate actions to make it possible for the

Liquidation to be authorized, agreed to, and accomplished immediately after the Corporate Merger, or at such other time as may be determined by Buyer or Buyer Bank in its sole discretion. In connection with the adoption of the Plan of Liquidation, the Board of Directors of the corporation surviving the Corporate Merger shall pay all of the obligations of the corporation or shall make adequate provisions for their payment and shall otherwise comply with all of the requirements of the OGCL, including sec. 1701.86, sec. 1701.88 and sec. 1701.95 thereof.

5.13     BANK MERGER

         Buyer shall take, and shall cause its Subsidiaries to take, all necessary and appropriate actions to make it possible for the Bank Merger to be authorized, agreed to, and accomplished immediately after the Liquidation, or at such other time thereafter as may be determined by Buyer or Buyer Bank in its sole discretion.

5.14     ORGANIZATION OF MERGER SUB

         Buyer Bank shall cause Merger Sub to be organized under the OGCL as soon as practicable hereafter. Following the organization, the Board of Directors of Merger Sub shall approve this Agreement and the Plan of Corporate Merger and the transactions contemplated hereby, whereupon Merger Sub shall become a party to, and be bound by, this Agreement, and Buyer Bank shall approve this Agreement in its capacity as the sole shareholder of Merger Sub.

5.15     CONFORMING ENTRIES

         (a) Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 5.15(b) below, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

         (b) Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

         (c) No reserves, accruals or charges taken in accordance with this
Section 5.15 may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.


5.16     INTEGRATION OF POLICIES

         During the period from the date hereof to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding Seller to Buyer's system of electronic data processing; provided, however, that no such conversion shall occur until the Effective Time. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer's system of electronic data processing.

5.17     DISCLOSURE SUPPLEMENTS

         From time to time prior to the Effective Time, each Party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other Party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other Party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; provided, however, that no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.18     VOTING AGREEMENT

         Each of Seller's directors and officers will enter into and deliver a voting agreement, a form of which is attached as Exhibit 5.19 hereto, at the time Seller and Buyer enter into this Agreement.

5.19     LIQUIDATION ACCOUNT.

         The Bank Merger shall have no effect upon the Seller Bank Liquidation Account, which shall be assumed by the Buyer Bank at the effective time of the Bank Merger in accordance with 12 C.F.R. sec. 563b.3(j).

5.20     FAILURE TO FULFILL CONDITIONS

         In the event that either of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other Party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.



                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      CONDITIONS PRECEDENT - BUYER AND SELLER

         The respective obligations of Buyer and Buyer Bank and Seller and Seller Bank to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Buyer, Buyer Bank, Merger Sub and Seller and Seller Bank, including adoption of this Agreement by the requisite vote of the shareholders of Seller and by Seller as the sole shareholder of Seller Bank.

         (b) All approvals and consents from any Governmental Entity the approval or consent of which is required for the completion of the Corporate Merger shall have been received and all statutory waiting periods in respect thereof shall have expired; and Buyer, Buyer Bank, Seller and Seller Bank shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Corporate Merger and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this
Section 6.1(b) shall be deemed to have been received if it shall include any nonstandard condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

         (c) None of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal completion of the Corporate Merger.

         (d) No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Corporate Merger shall be pending.

6.2      CONDITIONS PRECEDENT - SELLER

         The obligations of Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Seller pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Buyer and Buyer Bank set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Buyer and Buyer Bank shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Closing Date.

         (c) Buyer, Buyer Bank and Merger Sub shall have delivered to Seller a certificate, dated the date of the Closing and signed by their respective Presidents and Chief Executive Officers and by their respective Chief Financial Officers, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) Buyer and Buyer Bank shall have furnished Seller with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Buyer or Buyer Bank as Seller may reasonably request.

         (e) Seller shall have received the written opinion of KBW, dated as of a date reasonably proximate to the date of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 of this Agreement, to the effect that the Per Share Merger Consideration is fair to the shareholders of Seller from a financial point of view as of such date.

6.3      CONDITIONS PRECEDENT - BUYER

         The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Buyer pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Seller and Seller Bank set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Seller and Seller Bank shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time.

         (c) Seller and Seller Bank each shall have delivered to Buyer a certificate, dated the date of the Closing and signed by their respective Presidents and by their respective Chief Financial Officers, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) Seller and Seller Bank shall have furnished Buyer with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Seller or Seller Bank as Buyer may reasonably request.

         (e) No more than 10% of the outstanding shares of Seller Common Stock shall be Dissenting Shares.

         (f) Seller shall have provided Buyer with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

         (g) Seller shall have delivered to Buyer all Option Cancellation Agreements and Restricted Stock Cancellation Agreements as referenced at Section
2.5 herein.

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1      TERMINATION

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

         (c) at any time, by either Buyer or Seller in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Corporate Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 25-day period following any such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 7(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Corporate Merger;

         (d) at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof) unless the failure of such occurrence shall be due to the failure of the

Party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such Party at or before the Effective Time;

         (e) by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on April 1, 2002, provided that this right to terminate shall not be available to any Party whose failure to perform such Party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date;

         (f) by the Buyer, if the Meeting of the Shareholders of Seller has not been held by March 25, 2002, at which meeting a vote has been taken for the purposes of approving this Agreement; or

         (g) by the Seller, if the Seller enters into an agreement in respect of a Takeover Proposal as a result of negotiations permitted by Section 5.7 of this Agreement.

         For purposes of this Section 7.1, termination by Buyer also shall be deemed to be termination on behalf of the Merger Sub.

7.2      EFFECT OF TERMINATION

         (a) Except as set forth below, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, provided that notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b) Seller and Seller Bank hereby agree that if this Agreement is terminated as a result of a willful breach by Seller or Seller Bank, except pursuant to Section 7.2(c) below, then Seller or Seller Bank shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Buyer and Buyer Bank in an amount not to exceed $500,000. Buyer hereby agrees that if this Agreement is terminated as a result of a willful breach by Buyer, then Buyer or Buyer Bank shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of Seller and Seller Bank in an amount not to exceed $500,000. For purposes of this Section 7.2(b), the "Expenses" of a party shall include all reasonable out-of-pocket expenses of that party (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transaction contemplated by this Agreement.

         (c) If this Agreement is terminated by Buyer or Seller in accordance with Sections 7.1(d), (f) or (g) and prior to such termination a Termination Event, as defined in paragraph (d) of this Section 7.2, shall have occurred, Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds $1,000,000, inclusive of any other amounts that may otherwise be due and payable in accordance with Section 7.2 hereunder; provided however, no such payment shall be due or payable hereunder unless or until Seller and/or Seller Bank enters into a written definitive agreement with a third party with respect to a Takeover Proposal or closes a transaction pursuant to a Takeover Proposal, in either case within eighteen months of the date of termination of this Agreement in accordance with Sections 7.1(d), (f) or
(g) herein. "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Seller or any Seller Subsidiary or for the acquisition of a twenty-five percent (25%) or greater equity interest in Seller or any Seller Subsidiary, or for the purchase, lease or other acquisition of a substantial portion of the assets of Seller or any Seller Subsidiary (other than loans or securities sold in the ordinary course of business).

         (d) For purposes of this Agreement, a Termination Event shall mean either of the following:

              (i) Seller or any Seller Subsidiary, without having received Buyer's prior written consent, shall have entered into a written agreement to engage in a Takeover Proposal with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Buyer or any affiliate of Buyer (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities
Act) or the Board of Directors of Seller shall have recommended that the shareholders of Seller approve or accept any Takeover Proposal with any person other than Buyer or any affiliate of Buyer; or

              (ii) After a bona fide written proposal is made by any person other than Buyer or any affiliate of Buyer to Seller or its shareholders to engage in a Takeover Proposal and is publicly disclosed, either (A) Seller shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Buyer to terminate this Agreement, (B) the holders of Seller Common Stock shall not have approved this Agreement at Seller's shareholder meeting described in Section 5.2 of this Agreement, a proxy statement has not been mailed to the holders of Seller Common Stock as a result of the Board of Directors' exercise of its fiduciary duties as set forth in
Section 5.2 of this Agreement, such shareholder meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined prior to termination of this Agreement except as a result of a judicial or administrative proceeding, or (C) Seller's Board of Directors shall have (i) withdrawn or modified in a manner materially adverse to Buyer the recommendation of Seller's Board of Directors with respect to this Agreement, or announced or disclosed to any third party its intention to do so or (ii) failed to recommend, in the case of a tender offer or exchange offer for the Seller Common Stock, against acceptance of such tender offer or exchange offer to its shareholders or takes no position with respect to acceptance of such tender offer or exchange offer by its stockholders.

         (e) In the event that this Agreement is terminated pursuant to Section
7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.4(b) and this
Section 7.2, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d), (e), (f) or (g) shall not relieve the breaching party from any liability or damages arising out of its willful breach of any provision of this Agreement giving rise to such termination.

7.3      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including the covenants set forth in Articles II and V hereof); provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer or Seller (or any director, officer or controlling person of either thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder of either Buyer or Seller.

7.4      WAIVER

         Each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the consideration to be provided hereby to the holders of Seller Common Stock upon completion of the Corporate Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      AMENDMENT OR SUPPLEMENT

         This Agreement may be amended or supplemented at any time by mutual agreement of the Parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties hereto.


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      ENTIRE AGREEMENT

         This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is

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intended to confer upon any party, other than the Parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

8.2      NO ASSIGNMENT

         None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the written consent of the other party.


8.3      NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to Buyer:

                  United Community Financial Corp.
                  275 Federal Plaza West
                  Youngstown, Ohio   44503
                  Attn: Douglas M. McKay,
                           Chairman of the Board and President
                  Facsimile: (330) 742-0532

With a required copy to:

                  Malizia Spidi & Fisch, PC
                  1100 New York Avenue, N.W.
                  Suite 340 West
                  Washington, DC  20005
                  Attn: Samuel J. Malizia
                  Facsimile:  (202) 434-4661

If to Seller:

                  Potters Financial Corporation
                  519 Broadway
                  East Liverpool, Ohio  43920
                  Attn:    Edward L. Baumgardner, President
                  Facsimile: (330) 385-3508

With a required copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  52 East Gay Street
                  Columbus, Ohio 43215
                  Attn: John C. Vorys and Cynthia A. Shafer
                  Facsimile: (614) 719-5014

8.4      ALTERNATIVE STRUCTURE

         Notwithstanding any provision of this Agreement to the contrary, Buyer may, with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth herein; provided, however, that (i) the consideration to be paid to the holders of Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay the closing or jeopardize or delay the receipt of any required approvals of Governmental Entities or any other condition to the Closing set forth in Article VI hereof.

8.5      INTERPRETATION

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7      SEVERABILITY

         Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

8.8      STANDARD OF MATERIALITY

         No representation or warranty shall be deemed untrue or incorrect, and no Party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect on the Party making such representation or warranty.

8.9      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and entirely to be performed within such jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of September 5, 2001.

                                  POTTERS FINANCIAL CORPORATION
Attest:

/s/ Anne S. Myers
-----------------
Secretary                              By:/s/ Edward L. Baumgardner
                                       ----------------------------
                                          Edward L. Baumgardner
                                          President

                                  UNITED COMMUNITY FINANCIAL CORP.
Attest:

/s/ Donald J. Varner
--------------------
Secretary                         By: /s/ Douglas M. McKay
                                      ------------------------------------
                                          Douglas M. McKay
                                          Chairman of the Board and President

                                  POTTERS BANK
Attest:

/s/Anne S. Myers
----------------
Secretary                         By: /s/ Edward L. Baumgardner
                                      ------------------------------------
                                          Edward L. Baumgardner
                                          President

                                  THE HOME SAVINGS AND LOAN COMPANY OF
                                  YOUNGSTOWN, OHIO
Attest:

/s/ Donald J. Varner
--------------------
Secretary                         By: /s/ Douglas M. McKay
                                     -------------------------------------
                                          Douglas M. McKay
                                          Chairman of the Board and Chief
                                          Executive Officer

                                  HSLC MERGER SUBSIDIARY, INC.
Attest:

/s/ Donald J. Varner
--------------------
Secretary                         By: /s/ Douglas M. McKay
                                     -------------------------------------
                                          Douglas M. McKay
                                          President